Exhibit 99.1

POORE BROTHERS ANNOUNCES THE RESIGNATION OF MR. GLEN FLOOK

Goodyear, March 7, 2006—Poore Brothers, Inc. (Nasdaq: SNAK) today announced today that Mr. Glen Flook, Executive Vice President of Innovation, resigned from the Company effective March 31, 2006.

“On behalf of the Company, I want to thank Glen for his nine years of service to Poore Brothers and wish him well in his future endeavors. He was an integral part of leading the company’s growth efforts. His tenure included such key milestones as the construction of the Arizona kettle potato chip plant, the launch of numerous brands, the acquisition of several snack food companies, and the establishment of our Indiana operations. These efforts are the foundation for the next level of profitable growth at Poore Brothers, Inc,” commented Mr. Eric Kufel, the Company’s Chief Executive Officer.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Eric J. Kufel, Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.